UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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LEMAITRE VASCULAR, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LeMaitre Vascular, Inc. Supplemental Proxy Materials

For the Annual Meeting of Stockholders to be Held on June 2, 2025

May 8, 2025

Dear Stockholder:

On June 2, 2025, LeMaitre Vascular, Inc. (the “Company” or “we”) will hold our 2025 Annual Meeting of Stockholders (the “Meeting”). We ask for your support by voting as our Board of Directors (the “Board”) recommends on each of the proposals at the Meeting, which are more fully described in the proxy statement previously made available to you on or about April 17, 2025. In particular, we request that you vote FOR the election of each of our three director nominees: George W. LeMaitre, our Chief Executive Officer; David B. Roberts, our President; and Martha Shadan, an independent director with substantial industry expertise. We do not concur with the recommendation of Institutional Shareholder Services (“ISS”) that stockholders should withhold their votes from the election of these nominees.

In further support of our Board’s recommendations that you vote FOR the election of our three nominees, we ask that you consider the following points, in addition to the statements previously made in the proxy statement:

We believe the vote at last year’s annual meeting was influenced by a now halted ISS policy.

At last year’s meeting, Larry Jasinski, a member of our Nominating and Corporate Governance Committee and a nominee for re-election to our Board, received fewer votes FOR his election than WITHHOLD votes. Mr. Jasinski consequently tendered his resignation in accordance with our Director Resignation Policy. For the reasons discussed in this year’s proxy statement, the Board rejected his resignation and retained him as a member of the Board. We believe the voting outcome for Mr. Jasinski resulted in large measure from the WITHHOLD recommendation from ISS borne out of concerns about a lack of racial and ethnic diversity on our Board.

As described below, we engaged in stockholder outreach following last year’s annual meeting. We also engaged a search firm to consider additions to the Board that might address the diversity concerns raised by ISS. The Company ultimately suspended its search in connection with overall efforts to ensure compliance with legal requirements.

We note that for stockholder meeting reports published on or after February 25th, 2025, ISS has also indefinitely halted the consideration of racial and ethnic diversity of a company’s board when making voting recommendations with respect to election or re-election of directors at U.S. companies under its proprietary ISS U.S. Benchmark policy.

We value stockholder input and initiated a stockholder outreach program following last year’s annual meeting.

In consideration of Mr. Jasinski’s inability to garner a majority vote for his re-election, the Company initiated a stockholder outreach program. The Company approached the twelve firms that are its largest independent stockholders and represent more than 39% of shares outstanding to obtain feedback on the Company’s governance structure and Board membership. Seven of the twelve firms responded and three agreed to meet with the Company. Officers of the Company participated in each of the three meetings, and a Board member participated in one of the meetings. In these meetings, the Company received valuable perspective on its governance structure and Board membership, which was shared with Company management.

We are committed to further stockholder input.

The Company remains committed to stockholder engagement and intends to undertake a similar outreach effort this year following the Meeting.

The three nominees in question are our Chief Executive Officer, our President and an Independent Director with substantial industry expertise.

Our three nominees provide unique value to the Company. George W. LeMaitre is our Chief Executive Officer, David Roberts is our President, and Martha Shadan is an independent director with substantial industry expertise. We believe that our Board is materially strengthened by having each as a member, and ask that our stockholders consider that in making their vote.

We have asked ISS to reverse its recommendation.

Based on the clarifications contained in this supplement, we have requested that ISS reverse its voting recommendation on our three nominees. We respectfully request that all stockholders review this updated information and vote FOR our three nominees. We remind you that if you have already cast a vote contrary to the recommendation of our Board with respect to these three nominees, you may change your vote in accordance with the instructions included with the proxy statement (see “General Information – What can I do if I change my mind after I vote my shares by proxy?”).

We thank you for your ongoing support.

_____

Copies of our proxy statement (including any amendments and supplements thereto) and our Annual Report to Stockholders for the year ended December 31, 2024, are available on the Investor Relations page on our website at www.lemaitre.com. Printed copies can also be obtained by contacting our Corporate Secretary at our offices located at 63 Second Avenue, Burlington, Massachusetts 01803.